Exhibit 23.3
CONSENT OF HANSEN, BARNETT & MAXWELL
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Solar Power, Inc.
As an independent registered public accounting firm, we hereby consent to the use of our report dated March 29, 2006, except for the first paragraph of Note 2 and Note 3, as to which the date is January 16, 2007, with respect to the financial statements of Solar Power, Inc., formerly known as Welund Fund, Inc., in Pre-Effective Amendment No. 6 to a Registration Statement on Form SB-2 relating to the registration of 18,753,334 shares of common stock (the “Registration Statement”). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.
/s/ HANSEN, BARNETT & MAXWELL
HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
July 20, 2007